Exhibit 4.3

FIRST AMENDMENT TO LINKAGE GLOBAL INC

SENIOR UNSECURED CONVERTIBLE NOTE

This FIRST AMENDMENT TO THE LINKAGE GLOBAL INC SENIOR UNSECURED CONVERTIBLE NOTE (THIS “AMENDMENT”), as issued by Linkage Global Inc (the “Company”) is made and effective as of October 6, 2025 (“Effective Date”), by and among Linkage Global Inc, a Cayman Islands exempted company (the “Company”), and the signatory hereto (the “Holder”).

RECITALS

WHEREAS, on July 17, 2025, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”), by and between the Company and the Holder, pursuant to which the Holder purchased a Senior Unsecured Convertible Note, dated July 17, 2025 (the “Note”), from the Company upon the terms and conditions set forth in the Purchase Agreement and the Note;

WHEREAS, Section 18 of the Note provides that, except for Section 3(d), which may not be amended, modified or waived by the parties to the Note, the prior written consent of the Required Holder (as defined in the Purchase Agreement) is required for any amendment, modification or waiver of the Note;

WHEREAS, the Company and the Holder party hereto desire to amend the Note on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, the parties to this Amendment, each intended to be legally bound, hereby agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the respective meanings ascribed to such terms in the Note.

2. Amendments to the Note:

a. Section 6(a) of said Note shall be amended and restated in full as follows with the language in Section 6(a) of the Note replaced as follows:

“(a) Purchase Rights. In addition to any adjustments pursuant to Sections 7 or 17 below, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of Ordinary Shares (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Ordinary Shares acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note and assuming for such purpose that the Note was converted at the Floor Price immediately prior to the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to the extent of the Maximum Percentage (and shall not be entitled to beneficial ownership of such Ordinary Shares as a result of such Purchase Right (and beneficial ownership) to the extent of any such excess) and such Purchase Right to such extent shall be held in abeyance (and, if such Purchase Right has an expiration date, maturity date or other similar provision, such term shall be extended by such number of days held in abeyance, if applicable) for the benefit of the Holder until such time or times, if ever, as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right held similarly in abeyance (and, if such Purchase Right has an expiration date, maturity date or other similar provision, such term shall be extended by such number of days held in abeyance, if applicable)) to the same extent as if there had been no such limitation).”

b. Section 7(g) of said Note shall be amended and restated in full as follows with the language in Section 7(g) of the Note replaced as follows:

“(g) Voluntary Adjustment by Company. Subject to the rules and regulations of the Principal Market, the Company may at any time during the term of this Note, with the prior written consent of the Required Holders (as defined in the Securities Purchase Agreement), reduce the then current Conversion Price or Floor Price of each of the Notes to any amount and for any period of time deemed appropriate by the board of directors of the Company.”

c. Section 12(a) of said Note shall be amended and restated in full as follows with the language in Section 12(a) of the Note replaced as follows:

“(a)  Reservation. So long as any Notes remain outstanding, the Company shall at all times reserve at least 200% of the number of Ordinary Shares as shall from time to time be necessary to effect the conversion, including without limitation, Alternate Conversions, of all of the Notes then outstanding (without regard to any limitations on conversions and assuming such Notes remain outstanding until the Maturity Date) at the Floor Price (the “Required Reserve Amount”). The Required Reserve Amount (including, without limitation, each increase in the number of shares so reserved) shall be allocated pro rata among the holders of the Notes based on the original principal amount of the Notes held by each holder on the Closing Date or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event that a holder shall sell or otherwise transfer any of such holder’s Notes, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation. Any Ordinary Shares reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining holders of Notes, pro rata based on the principal amount of the Notes then held by such holders.”

d. Section 17 of said Note shall be amended and restated in full as follows with the language in Section 17 of the Note replaced as follows:

“17. DISTRIBUTION OF ASSETS. In addition to any adjustments pursuant to Sections 6(a) or 7, if the Company shall declare or make any dividend or other distributions of its assets (or rights to acquire its assets) to any or all holders of Ordinary Shares, by way of return of capital or otherwise (including without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (the “Distributions”), then the Holder will be entitled to such Distributions as if the Holder had held the number of Ordinary Shares acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note and assuming for such purpose that the Note was converted at the Floor Price immediately prior to the date on which a record is taken for such Distribution or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for such Distributions (provided, however, that to the extent that the Holder’s right to participate in any such Distribution would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution to the extent of the Maximum Percentage (and shall not be entitled to beneficial ownership of such Ordinary Shares as a result of such Distribution (and beneficial ownership) to the extent of any such excess) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time or times, if ever, as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution held similarly in abeyance) to the same extent as if there had been no such limitation).”

e. The definition of “Adjusted Floor Price” in Section 33(c) of said Note shall be amended and restated in full as follows with the language of Section 33(c) in the Note replaced as follows:

“(c) [Reserved].”

f. The definition of “Alternate Conversion Floor Amount” in Section 33(f) of said Note shall be amended and restated in full as follows with the language of Section 33(f) in the Note replaced as follows:

“(f) “Alternate Conversion Floor Amount” means an amount in cash, to be delivered by wire transfer of immediately available funds pursuant to wire instructions delivered to the Company by the Holder in writing, equal to the product obtained by multiplying (A) the VWAP on the day the Holder delivers the applicable Conversion Notice and (B) the difference obtained by subtracting (I) the number of Ordinary Shares delivered (or to be delivered) to the Holder on the applicable Share Delivery Deadline with respect to such Alternate Conversion from (II) the quotient obtain by dividing (x) the applicable Conversion Amount that the Holder has elected to be the subject of the applicable Alternate Conversion, by (y) the applicable Alternate Conversion Price without giving effect to clause (ii)(x) of such definition.”

g. The definition of “Alternate Conversion Price” in Section 33(g) of said Note shall be amended and restated in full as follows with the language of Section 33(g) in the Note replaced as follows:

“(g) “Alternate Conversion Price” means, with respect to any Alternate Conversion that price which shall be the lower of (i) the applicable Conversion Price as in effect on the applicable Conversion Date of the applicable Alternate Conversion and (ii) the greater of (x) the Floor Price then in effect and (y) 90% of the lowest VWAP of the Ordinary Shares during the ten (10) consecutive Trading Day period ending and including the Trading Day immediately preceding the delivery or deemed delivery of the applicable Conversion Notice (such period, the “Alternate Conversion Measuring Period”). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Ordinary Shares during such Alternate Conversion Measuring Period.”

h. The definition of “Conversion Floor Price Condition” in Section 33(s) of said Note shall be amended and restated in full as follows with the language of Section 33(s) in the Note replaced as follows:

“(s) “Conversion Floor Price Condition” means that the relevant Alternate Conversion Price is being determined based on clause (ii)(x) of such definition.”

i. The definition of “Excluded Securities” in Section 33(aa) of said Note shall be amended and restated in full as follows with the language of Section 33(aa) in the Note replaced as follows:

“(aa) “Excluded Securities” means (i) Ordinary Shares or standard options to purchase Ordinary Shares issued to directors, officers, employees or consultants of the Company for services rendered to the Company in their capacity as such pursuant to an Approved Stock Plan (as defined above) or as inducement awards granted outside of an Approved Stock Plan, provided that (A) all such issuances (taking into account the Ordinary Shares issuable upon exercise of such options) after the Subscription Date pursuant to this clause (i) do not, in the aggregate, exceed more than 5% of the Ordinary Shares issued and outstanding immediately prior to the Subscription Date and (B) the exercise price of any such options is not lowered, none of such options are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such options are otherwise materially changed in any manner that adversely affects any of the Buyers; (ii) Ordinary Shares issued upon the conversion or exercise of Convertible Securities or Options (other than standard options to purchase Ordinary Shares issued pursuant to an Approved Stock Plan that are covered by clause (i) above) issued prior to the Subscription Date, provided that the conversion price of any such Convertible Securities (other than standard options to purchase Ordinary Shares issued pursuant to an Approved Stock Plan that are covered by clause (i) above) is not lowered, none of such Convertible Securities or Options (other than standard options to purchase Ordinary Shares issued pursuant to an Approved Stock Plan that are covered by clause (i) above) are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such Convertible Securities or Options (other than standard options to purchase Ordinary Shares issued pursuant to an Approved Stock Plan that are covered by clause (i) above) are otherwise materially changed in any manner that adversely affects any of the Buyers; (iii) the Ordinary Shares issuable upon conversion of the Notes or otherwise pursuant to the terms of the Notes; provided, that the terms of the Notes are not amended, modified or changed on or after the Subscription Date (other than antidilution adjustments pursuant to the terms thereof in effect as of the Subscription Date), (iv) the Ordinary Shares issuable upon conversion in full of the Additional Notes (without taking into account any limitations or restrictions on the convertibility of the Additional Notes and assuming for such purpose that the Additional Notes were converted at the Floor Price) and (v) any Ordinary Shares issued or issuable in connection with any bona fide strategic or commercial alliances, acquisitions, mergers, licensing arrangements, and strategic partnerships, provided, that (x) the primary purpose of such issuance is not to raise capital as reasonably determined, and (y) the purchaser or acquirer or recipient of the securities in such issuance solely consists of either (I) the actual participants in such strategic or commercial alliance, strategic or commercial licensing arrangement or strategic or commercial partnership, (II) the actual owners of such assets or securities acquired in such acquisition or merger or (III) the stockholders, partners, employees, consultants, officers, directors or members of the foregoing Persons, in each case, which is, itself or through its subsidiaries, an operating company or an owner of an asset, in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, and (IV) the number or amount of securities issued to such Persons by the Company shall not be disproportionate to each such Person’s actual participation in (or fair market value of the contribution to) such strategic or commercial alliance or strategic or commercial partnership or ownership of such assets or securities to be acquired by the Company, as applicable.”

j. The definition of “Floor Price” in Section 33(bb) of said Note shall be amended and restated in full as follows with the language in Section 33(bb) the Note replaced as follows:

“(bb) “Floor Price” means $0.494 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events).”

3. Miscellaneous.

a. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the applications of the laws of any jurisdiction other than those of the State of New York.

b. Except as set forth in this Amendment, the provisions of the Note are in all respects ratified and confirmed, and all such terms, provisions and conditions thereof shall be and continue to remain in full force and effect.

c. In the event of any inconsistency or conflict between the provisions of the Note and this Amendment, the provisions of this Amendment will prevail and govern. All references to the Note shall hereinafter refer to the Note as amended by this Amendment.

d. This Amendment, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators, and legal representatives.

e. This Amendment may be executed in two or more identical counterparts, each of which shall be deemed an original, but all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.

f. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Amendment.

g. This Amendment and the Note and the documents referred to herein and therein, constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

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IN WITNESS WHEREOF, the Holder and the Company have caused this First Amendment to Senior Unsecured Convertible Note to be duly executed by their respective duly authorized officers as of the date first above indicated.

LINKAGE GLOBAL INC

By:
Name:	Yang (Angela) Wang
Title:	Chief Executive Officer

HOLDER:

By:
Name:
Title:

Principal Amount: $3,500,000